Exhibit 99.1

2023 Second Quarter | CEO Quarterly Letter
To Our Shareholders:

We are excited to report that 2023 continues to be on pace for another record year. The second quarter of 2023 produced revenues of $445,206,000, which were $43,247,000, or 10.8%, above the second quarter of 2022. The sales increase was led by the Residential/Commercial (“R/C”) segment, which was up 15.9% in the quarter, and the Utility segment which was up 6.0% compared to the second quarter of 2022. Revenue remained strong in the second quarter, carrying the positive momentum from the first quarter, and we benefited from solid service line performance as the weather improved in the second quarter. Income from operations was $49,451,000, compared to $40,732,000 for the second quarter 2022, an increase of $8,719,000. Net income for the quarter was $32,043,000, up 19.6% from the second quarter of 2022.

Revenues of $816,540,000 in the first half of 2023 set another record and exceeded 2022 first half revenues by $71,937,000, or 9.7%. The R/C segment was the key driver of the year-to-date revenue increase, being up 12.0% yearto-date. The Utility segment also delivered a strong revenue performance with year-to-date revenues of $452,900,000, up 7.7% over the prior year. The majority of the service lines in the R/C segment are up for the first half of 2023, and the increase in Utility revenue is mainly driven by the Utility Resource Group and Canada. Overall, the R/C segment continues to provide consistent growth for the Company by capturing new opportunities, servicing existing clients and managing their backlog. The solid growth from these segments is a testament to the team’s dedication and management’s focus in the right areas of the business. For the first half of 2023, income from operations was $60,958,000, which is up 31.1% from the prior year, and net income was $38,039,000, which was up 33.2% from the first half of 2022. The increase in profitability is driven by the Company focusing on higher margin work, storm work from earlier in 2023 as well as a moderation of inflationary cost pressures such as fuel.

Our balance sheet remains strong, even with the elevated debt levels due to the previously reported investments we are making in the Davey SEED (Science, Employee Education and Development) Campus training facility, corporate renovations, SAP S/4HANA® system conversion, and others. These projects are an example of the Company’s commitment to ensuring we are attracting, developing, and retaining the best talent in the industry. Based on these investments, we ended the second quarter of 2023 with higher debt than in 2022. Due to the increased debt, along with higher interest rates, the Company’s interest expense for the first half of 2023 was $8,837,000 compared to $3,148,000 in 2022. Fuel savings of $3,157,000 helped offset the increase in interest expense in the first half of the year. Fuel prices are still elevated and impacting the service lines but not to the level they did in 2022. As we continue to focus on working capital initiatives and the important investments noted above, we remain focused on the Company’s liquidity.

Our independent stock valuation firm, Management Planning Inc., determined that our market price, effective June 30, 2023, increased to $20.80 from our year-end price of $18.50. This 12.4% increase from our December 31, 2022, valuation reflects a solid increase and it’s due to the hard work and dedication of our employees. Additionally, I am pleased to announce that at the July Board of Directors meeting the Board approved a dividend of $0.02 per share for the third quarter of 2023.

As we move into the second half of 2023, I want to thank our employees for their efforts, dedication, and commitment. Our employees are the backbone of the Company and what drives its success. Our strong teams in operations, administration and the field all exemplify our core values. We look forward to a productive second half of 2023, remaining focused on operational execution, profitability, and staying safe.

Thank you all for your continued support.

Patrick M. Covey
Chairman, President and Chief Executive Officer

The Davey Tree Expert Company
Abbreviated Interim Financial Data (Unaudited)
(In thousands, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Operating Statement Data:
Revenues	$445,206	$401,959	$816,540	$744,603
Costs and expenses:
Operating	274,421	251,554	523,490	485,761
Selling	76,275	68,155	144,498	128,951
General and administrative	32,449	30,055	63,886	59,050
Depreciation and amortization	14,550	13,515	28,544	27,302
Gain on sale of assets, net	(1,940)	(2,052)	(4,836)	(2,950)
Income from operations	49,451	40,732	60,958	46,489
Interest expense	(4,966)	(1,703)	(8,837)	(3,148)
Interest income	428	159	827	186
Other, net	(824)	(2,533)	(1,475)	(4,870)
Income before income taxes	44,089	36,655	51,473	38,657
Income taxes	12,046	9,870	13,434	10,090
Net income	$32,043	$26,785	$38,039	$28,567

Net income per share:
Basic	$.75	$.61	$.88	$.64
Diluted	$.72	$.58	$.84	$.61

Weighted-average shares outstanding:
Basic	42,594	44,052	43,156	44,333
Diluted	44,762	46,464	45,263	46,650

Dividends per share	$.020	$.020	$.040	$.038

	July 1, 2023	Dec 31, 2022
Balance Sheet Data:
Cash and accounts receivable	$376,180	$340,336
Current:
Assets	483,841	442,264
Liabilities	231,789	245,370
Net working capital	$252,052	$196,894

Long-term debt	$374,200	$309,127
Other long-term liabilities	106,672	101,946
Total equity	325,899	299,778
Total assets	$1,038,560	$956,221

Common shares, net outstanding	42,332	42,718

2023 Second Quarter	2

Forward-looking Statements

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of the COVID-19 pandemic and any other epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather-dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2022, and in our subsequent filings with the Securities and Exchange Commission.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.

2023 Second Quarter	3